Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2021

Tandy Leather Factory Announces Certain Second Quarter Operating Results and Settlement of Previously Disclosed Securities and Exchange Commission Matter

FORT WORTH, TEXAS – July 21, 2021 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Pink: TLFA) today reported certain preliminary financial information for its second quarter ended June 30, 2021.  Sales for the second quarter of 2021 are expected to range between $18.5 million and $18.8 million, an increase of about 100% compared to the second quarter of 2020, when nearly all of the Company’s retail stores were closed due to COVID-19.  Web sales were down compared to 2020 but were up more than 50% over the same period in 2019.  Total sales for the second quarter 2021 were up about 8% compared to the second quarter of 2019, despite operating 11 fewer stores.  As of June 30, 2021, the Company had $0.4 million of debt and $5.9 million of cash and cash equivalents.

Commenting on these preliminary results, Janet Carr, the Company’s Chief Executive Officer, said, “We are pleased with the continued strength of our business, as the economy continues its ongoing but still sporadic recovery from COVID-19.  In particular, the sales growth with commercial customers reflects the targeted efforts our team has made to serve the unique needs of our largest customers and present Tandy as the destination of choice again for expert and professional leathercrafters.  While we expected some decline in year-over-year web sales, as our reopened stores were again available to customers who could only purchase online a year ago, the more than 50% growth from 2019 reflects what we believe is a permanent shift to our customers embracing online shopping for our products.  This was made possible by the significantly improved quality and consistency of our product, especially leather, and the significant investments in our web platform, fulfillment and dedicated customer service team.”

The Company also announced that it has entered into a settlement with the U.S. Securities and Exchange Commission (the “SEC”).  This settlement resolves a previously-announced investigation related to accounting issues that resulted in the Company’s announcement on October 21, 2019 that its financial results reported in its annual report on Form 10-K for the year 2018 and its quarterly report on Form 10-Q for the quarter ended March 31, 2019 should not be relied upon.  The Company restated those financial statements in its Annual Report on 10-K for the year 2019, filed with the SEC on June 22, 2021.  Under the terms of the settlement, in addition to other non-monetary settlement terms, (1) the Company has agreed to pay a civil monetary penalty of $200,000, and (2) Shannon Greene, the Company’s former Chief Financial Officer and Chief Executive Officer, has agreed to pay a civil monetary penalty of $25,000.  In accepting the Company’s settlement offer, the SEC took into account remedial actions the Company took promptly after learning of the issues detailed in the SEC’s order.

Ms. Carr stated, “Our settlement with the SEC and the filing of our restated and 2019 financial statements last month represent significant milestones in putting behind us the legacy accounting issues that led to our restatement and suspension of reporting.  With our efforts to file our reports for 2020 and the first two quarters of 2021 still ongoing, we remain unable to provide detailed financial information beyond our sales and cash balance at this time.  But we are optimistic that this process will finally be completed soon.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 105 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades over-the-counter “pink sheets” with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes